Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-286170 and 333-286171) of TIC Solutions, Inc. of our report dated March 12, 2026 relating to the financial statements of ASP Acuren Holdings, Inc., which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 12, 2026